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                                                                    Exhibit 99.6

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                                    SERIES B
                           CONVERTIBLE PREFERRED STOCK

                                       OF

                               HEXCEL CORPORATION

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

      Hexcel Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, without par value, designated as Series B Convertible Preferred Stock:

      RESOLVED, that a series of authorized Preferred Stock, without par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

            Section 1. Designation and Amount; Rank.

                  (a) Designation and Amount. The shares of such series shall be designated as the "Series B Convertible Preferred Stock" (the "Convertible Preferred Stock") and the number of shares constituting such series shall be 125,000

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shares of Convertible Preferred Stock. Section 11 contains the definitions of certain defined terms used herein.

                  (b) Rank. Except as otherwise set forth herein, the Convertible Preferred Stock shall (i) with respect to Participating Dividends (as defined below) rank pari passu with all Junior Stock and (ii) with respect to distributions upon liquidation, winding-up and dissolution, whether voluntary or involuntary, of the Corporation, whether now or hereafter issued, rank senior to all Junior Stock and rank on parity with all Parity Stock, including, without limitation, the Series A Preferred Stock.

            Section 2. Dividends and Distributions. In the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, the holders of the Convertible Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive as dividends (the "Participating Dividends") an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such holder would have received had the Convertible Preferred Stock been converted into Common Stock as of the date immediately prior to the record date of such dividend or distribution on the Common Stock; provided, however, that solely for the purpose of determining the number of shares of Common Stock into which the Convertible Preferred Stock is then convertible, the Conversion Limitation (as defined in Section 7(a) below) shall be disregarded. Such Participating Dividends shall be payable on the same payment date as the payment date for the dividend on the Common Stock established by the Board of Directors (the " Participating Dividend Payment Date"); provided, however, that if the Corporation declares and pays a dividend or makes a distribution on the Common Stock consisting in whole or in part of Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for Common Stock), then no such dividend or distribution shall be payable in respect of the Convertible Preferred Stock on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock and in lieu thereof the applicable anti-dilution adjustment in Section 7(b) below shall apply. The record date for any such Participating Dividends shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Participating Dividends shall be payable to the holders of record of shares of the Convertible

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Preferred Stock on the applicable record date, as they appear on the share records of the Corporation at the close of business on such record date.

            Section 3. Voting Rights.

                  (a) General. Except as otherwise required by law or expressly provided herein, each holder of Convertible Preferred Stock shall have full voting rights and powers, and shall be entitled to vote on all matters put to a vote or consent of stockholders of the Corporation, voting together with the holders of the Common Stock and Series A Preferred Stock as a single class, with each holder of shares of Convertible Preferred Stock having the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted in accordance with Section 7 hereof as of the record date for the vote or consent which is being taken.

                  (b) Voting With Respect to Certain Matters. In addition to any matters requiring a separate vote of the Convertible Preferred Stock under applicable law, the Corporation shall not, without the prior consent or approval of the holders of at least seventy percent (70%) of the issued and outstanding shares of Convertible Preferred Stock, voting as a single class, amend, alter, repeal or restate its certificate of incorporation, by-laws or this Certificate of Designations (whether by reclassification, merger, consolidation, reorganization or otherwise) in a manner that alters or changes, in any adverse manner, the powers, preferences, privileges or rights of the Convertible Preferred Stock or which otherwise would adversely affect the rights, privileges or preferences of the Convertible Preferred Stock.

            Section 4. Redemption.

                  (a) General. Except as provided in this Section 4, the Corporation shall have no right to redeem any shares of Convertible Preferred Stock.

                  (b) Mandatory Redemption.

                        (i) On January 22, 2010 (the "Mandatory Redemption Date"), the Corporation shall be required to redeem (subject to the legal availability of funds therefor) each remaining outstanding share of Convertible Preferred Stock for an amount equal

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      to such share's Redemption Amount. If the Redemption Amount of each share under this Section 4(b) is equal to the Participating Redemption Amount rather than the Stated Value, the Corporation shall pay the Redemption Amount by issuing to the holder of each such share of Convertible Preferred Stock a number of shares of Common Stock equal to the Stated Value divided by the Conversion Price. If the Redemption Amount under this
      Section 4(b) is equal to the Stated Value rather than the Participating Redemption Amount or if such holder has elected to receive cash in respect of such holder's shares of Series A Preferred Stock pursuant to the last proviso of Section 4(b)(i) of the Series A Certificate of Designations, the Redemption Amount for each share of Convertible Preferred Stock shall be paid by paying to the holder of such share of Convertible Preferred Stock an amount in cash equal to the Stated Value. The Corporation shall take all actions required or permitted under the DGCL to permit such redemption of the Convertible Preferred Stock.

                        (ii) If notice has been mailed in accordance with
      Section 4(b)(iii) and provided that on or before the Mandatory Redemption Date, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Mandatory Redemption Date, dividends on the shares of the Convertible Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Amount) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Amount.

                        (iii) Notice of any redemption pursuant to this Section 4(b) shall be sent by or on behalf of the Corporation not less

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      than 10 nor more than 60 days prior to the Mandatory Redemption Date, by first class mail, postage prepaid, to all holders of record of the Convertible Preferred Stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the giving of notice for the redemption of any shares of Convertible Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective.

                        (iv) If at the Mandatory Redemption Date, the Corporation does not have sufficient capital and surplus legally available to redeem all the outstanding shares of the Convertible Preferred Stock, the Corporation shall take all measures permitted under the DGCL to increase the amount of its capital and surplus legally available, and the Corporation shall redeem as many shares of the Convertible Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of the Convertible Preferred Stock as it legally may redeem until it has redeemed all of the outstanding shares of the Convertible Preferred Stock. Shares of the Convertible Preferred Stock not redeemed on the Mandatory Redemption Date shall remain outstanding and be entitled to all of the rights and privileges contained in this Certificate of Designations until such shares are redeemed by the Corporation in accordance with this
      Section 4(b) at the Redemption Amount. If, and so long as, any Mandatory Redemption Obligation with respect to shares of Convertible Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase or otherwise acquire any Parity Stock (other than in accordance with the Series A Certificate of Designations) or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock (other than in accordance with the Series A Certificate of Designations or except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Convertible Preferred Stock) or (ii) declare or make any

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      Junior Stock Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock.

                  (c) Redemption Upon a Change of Control.

                        (i) In the event there occurs a Change of Control, the Corporation shall offer to purchase from each holder of Convertible Preferred Stock all of the number of shares of Convertible Preferred Stock of such holder equal to the number of shares of Series A Preferred Stock the Corporation redeems from such holder under Section 4(c) of the Series A Certificate of Designations for an amount in respect of each share of Convertible Preferred Stock held by such holder equal to the Redemption Amount of such share of Convertible Preferred Stock, by delivery of a notice of such offer (a "Change of Control Redemption Offer") within ten Business Days following the Change of Control. In the event of a Change of Control, each holder of Convertible Preferred Stock shall have the right (but not the obligation) to require the Corporation to purchase such number of shares of Convertible Preferred Stock equal to the number of shares of Series A Preferred Stock the Corporation redeems from such holder under Section 4(c) of the Series A Certificate of Designations for an amount in respect of each share of Convertible Preferred Stock so purchasable equal to the Redemption Amount of such share of Convertible Preferred Stock as follows. If the Redemption Amount of each share under this Section 4(c) is equal to the Participating Redemption Amount rather than the Stated Value of such share, the Corporation shall pay the Redemption Amount by issuing to a holder for each share of Convertible Preferred Stock held by such holder a number of shares of Common Stock equal to the Stated Value divided by the Conversion Price. If the Redemption Amount under this Section 4(c) is equal to the Stated Value rather than Participating Redemption Amount or if such holder has elected to receive cash in respect of such holder's shares of Series A Preferred Stock pursuant to the last proviso of Section 4(c)(i) of the Series A Certificate of Designations, the Redemption Amount for each share of Convertible Preferred Stock shall be paid by (a) paying to the holder

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      of such share of Convertible Preferred Stock an amount in cash equal to the Adjusted Value and (b) issuing to the holder of such share of Convertible Preferred Stock a number of shares of Common Stock equal to the quotient obtained by dividing (i) the excess of the Stated Value over the Adjusted Value by (ii) the Conversion Price. Shares of the Convertible Preferred Stock not redeemed pursuant to this Section 4(c)(ii) shall remain outstanding and be entitled to all of the rights and privileges contained in this Certificate of Designations.

                        (ii) Within ten Business Days following the occurrence of a Change of Control, the Corporation shall give notice by mail to each holder of Convertible Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, of such event, which notice shall set forth (i) each holder's right to require the Corporation to redeem any or all amount (determined in accordance with Section 4(c)(i)) of shares of Convertible Preferred Stock held by such holder,
      (ii) the redemption date (which date shall be no more than 30 Business Days following the date of such mailed notice), (iii) that any shares of Convertible Preferred Stock not tendered will continue to be entitled to dividends as provided for in Section 2 hereof and (iv) the procedures to be followed by such holder in exercising its right to cause such redemption. In the event a record holder of shares of Convertible Preferred Stock shall elect to require the Corporation to redeem any or all of such holder's shares of Convertible Preferred Stock pursuant to this Section 4(c), such holder shall deliver within 20 Business Days of the mailing to it of the Corporation's notice described in this Section 4(c)(ii) (a "Change of Control Redemption Request"), a written notice to the Corporation so stating and specifying the number of such holder's shares to be redeemed pursuant to this Section 4(c). The Corporation shall, in accordance with the terms hereof, redeem the number of shares so specified on the date fixed for redemption. Failure of the Corporation to give any notice required by this Section 4(c)(ii), or the formal insufficiency of any such notice, shall not prejudice the rights of any holders of shares of Convertible Preferred Stock to cause the Corporation to redeem all such shares held by them. Notwithstanding the foregoing, the Board of Directors may

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      modify any offer (other than with respect to the price to be paid in accordance with Section 4(c)(i) hereof) pursuant to this Section 4(c) to the extent necessary to comply with the Exchange Act and the rules and regulations thereunder.

                        (iii) If upon a Change of Control, the Corporation does not have sufficient capital and surplus legally available to redeem all of the outstanding shares of the Convertible Preferred Stock that the holders thereof have required the Corporation redeem, the Corporation shall take all measures permitted under the DGCL to increase the amount of its capital and surplus legally available, and the Corporation shall redeem as many shares of the Convertible Preferred Stock as it may legally redeem, ratably from the holders electing redemption thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of the Convertible Preferred Stock held by such holders as it legally may until it has redeemed all of the shares of the Convertible Preferred Stock the holders thereof require it to redeem. Shares of the Convertible Preferred Stock not redeemed upon receipt of a Change of Control Redemption Request shall remain outstanding and be entitled to all of the rights and privileges contained in this Certificate of Designations until such shares are redeemed by the Corporation in accordance with this
      Section 4(c). If, and so long as, any Mandatory Redemption Obligation with respect to shares of Convertible Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase or otherwise acquire any Parity Stock (other than in accordance with the Series A Certificate of Designations) or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock (other than in accordance with the Series A Certificate of Designations or except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Convertible Preferred Stock) or (ii) declare or make any Junior Stock Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock.

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                        (iv) Notwithstanding anything to the contrary herein,
      until the Corporation's 9-3/4% Senior Subordinated Notes due 2009 (the "Notes") have been repurchased or repaid or permission for such redemption has been granted under the Notes, the Corporation shall not effect a redemption pursuant to Section 4(c) hereof; provided, however, that any failure to effect a redemption under this Section 4(c)(iv) shall be treated for all intents and purposes as a failure to redeem under Section 4(c)(iii) and the shares of the Convertible Preferred Stock not redeemed upon receipt of a Change of Control Redemption Request shall remain outstanding and be entitled to all of the rights and privileges contained in this Certificate of Designations until such shares are redeemed by the Corporation in accordance with this Section 4(c). Any shares not redeemed due to the terms of this Section 4(c)(iv) shall be redeemed as soon as the Corporation is able to effect a redemption of such shares (ratably in proportion to share ownership in the event of any partial redemption) under the Notes.

                  (d) In the event the Corporation does not have sufficient capital, surplus or other funds available, or the Debt Instruments otherwise restrict its ability, to (A) redeem all shares of Convertible Preferred Stock entitled to a redemption pursuant to this Section 4 and (B) redeem all shares of Series A Preferred Stock entitled to a redemption pursuant to Section 4 of the Series A Certificate of Designations, then the Corporation shall redeem the Convertible Preferred Stock and Series A Preferred Stock pro rata based on the relative amounts of the redemption payments payable to the holders of such series in the aggregate. Any shares not redeemed because the Corporation does not have sufficient capital, surplus or other funds available, or the Debt Instruments otherwise restrict its ability to do so, shall be redeemed as soon as the Corporation is able to effect a redemption of such shares (ratably in proportion to share ownership in the event of any partial redemption).

            Section 5. Reacquired Shares. Any shares of Convertible Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but

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unissued shares of Preferred Stock, without par value, of the Corporation and may be reissued as part of another series of Preferred Stock, without par value, of the Corporation.

            Section 6. Liquidation, Dissolution or Winding Up. If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the Federal bankruptcy laws or any other applicable state or Federal bankruptcy, insolvency or similar law (any such laws, the "Bankruptcy Law"), or consent to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation (any such event, a "Liquidation"), each holder shall be entitled to receive out of assets of the Corporation available for distribution to its stockholders, in preference to any distribution to holders of Junior Stock, including without limitation Common Stock, an amount of cash with respect to each share of Convertible Preferred Stock held by such holder (such amount being such share's "Liquidation Preference") equal to the greater of (i) the Adjusted Value plus the amount of proceeds that would be distributed in such Liquidation to a holder of the number of shares of Common Stock of the Corporation equal to the quotient obtained by dividing (x) the Stated Value minus the Adjusted Value, by (y) the Conversion Price, and (ii) the amount that would be payable to such holder in respect of Common Stock issuable upon conversion of such share of Convertible Preferred Stock if all outstanding shares of Convertible Preferred Stock were converted into Common Stock immediately prior to the Liquidation in accordance with
Section 7 hereof (the amount in this clause (ii) being referred to as the "Participating Preference Amount"); provided, however, that solely for the purpose of determining the number of shares of Common Stock into which the Convertible Preferred Stock is then convertible, the Conversion Limitation shall be disregarded; provided, further, in the event of a Liquidation that occurs due to a voluntary or involuntary case of the Corporation under Bankruptcy Law, if the Liquidation Preference with respect to each share of Convertible Preferred Stock is equal to the Participating Preference Amount, then, notwithstanding anything to the contrary in this Certificate of Designations, each holder shall receive, out of the assets of the Corporation available for distribution to its stockholders, such Liquidation Preference as follows: (x) in preference to any distribution to holders of Junior Stock, an amount of cash with respect to each share of Convertible Preferred

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Stock held by such holder equal to the (i) Adjusted Value plus (ii) the amount of proceeds that would be distributed in such Liquidation to a holder of the number of shares of Common Stock of the Corporation equal to the quotient obtained by dividing (A) the Stated Value minus the Adjusted Value, by (B) the Conversion Price, and (y) thereafter, the holders of Convertible Preferred Stock shall be entitled to share in all remaining assets of the Corporation, pari passu with the holders of the Common Stock (with the holders of the Convertible Preferred Stock deemed to hold that number of shares of Common Stock into which Convertible Preferred Stock with a Liquidation Preference equal to the Excess Amount could be converted) until the holders of Convertible Preferred Stock shall have received an amount equal to the amount by which the Participating Preference Amount exceeds the (i) Adjusted Value plus (ii) the amount of proceeds that would be distributed in such Liquidation to a holder of the number of shares of Common Stock of the Corporation equal to the quotient obtained by dividing (A) the Stated Value minus the Adjusted Value, by (B) the Conversion Price (the "Excess Amount"). No full preferential payment on account of any dissolution, winding-up or liquidation of the Corporation shall be made to the holders of any class of Parity Stock unless there shall likewise be paid at the same time to the holders of the Convertible Preferred Stock the full amounts to which such holders are entitled with respect to such distribution. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of the outstanding Convertible Preferred Stock and outstanding shares of Parity Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the full respective preferential payments that would be payable on such shares of Convertible Preferred Stock and such shares of Parity Stock if all amounts payable thereon were payable in full.

            Section 7. Optional Conversion. Each share of Convertible Preferred Stock may, at the option of the holder thereof, be converted into shares of Common Stock at any time, whether or not the Corporation has given notice of redemption under Section 4, on the terms and conditions set forth in this
Section 7.

                  (a) Terms of Conversion. Each share of Convertible Preferred Stock shall be convertible at any time, and from time to time, in the manner hereinafter set forth into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing the Stated Value by the Conversion Price; provided, however, that in no event shall shares of Convertible Preferred Stock be convertible into Common Stock to the extent, and at any time,

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that (i) such conversion would cause the holder thereof (together with its affiliates) to have beneficial ownership (which shall have the meaning as used in Rules 13d-3 and 13d-5 promulgated under the Exchange Act, except that for the purposes of this Section 7(a), such meaning shall include the right to acquire securities, whether or not such right is exercisable immediately) of more than 39.9% of the voting power of the Corporation's outstanding voting stock, and
(ii) the Notes are outstanding and beneficial ownership by any holder or group of holders of at least 40% of the voting power of the Corporation's outstanding voting stock would constitute a "change of control" thereunder (the "Conversion Limitation") (it being understood for the purposes of this Section 7(a) that any securities beneficially owned by any Berkshire/Greenbriar Investor will be deemed to be beneficially owned by all Berkshire/Greenbriar Investors and that any Conversion Limitation shall be applied pro rata, based on ownership of Convertible Preferred Stock as amongst the Berkshire/Greenbriar Investors); provided, further, any shares of Convertible Preferred Stock which are not convertible at any time due to the Conversion Limitation shall remain outstanding and entitled to all of the rights and privileges contained in this Certificate of Designations.

                  (b) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) In case the Corporation shall at any time or from time to time after the original issuance of the Convertible Preferred Stock declare a dividend or make a distribution on the outstanding shares of Common Stock or securities convertible into Common Stock, in either case, in shares of Common Stock, or effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 7(b)(i) shall become effective
      (x) in the case of any such

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      dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, reclassification, consolidation or combination, at the close of business on the day upon which such corporate action becomes effective.

                        (ii) All calculations of the Conversion Price shall be made to the nearest one one-hundredth of a cent.

                        (iii) For purposes of any adjustment of the Conversion Price pursuant to paragraph (i) of this Section 7(b), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

                  (c) Reorganization, Consolidation, Merger, Asset Sale. In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Section 7(b)), or in case of any consolidation or merger of the Corporation with or into another Person, or in case of any sale or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety (each of the foregoing being referred to as a "Transaction"), each share of Convertible Preferred Stock then outstanding shall thereafter be convertible into, upon receipt of any requisite governmental approvals, in lieu of the Common Stock issuable upon such conversion prior to the consummation of such Transaction, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to the consummation of such Transaction. In any such case, the Corporation will make appropriate provisions (as determined in good faith by the Board of Directors) to ensure that the provisions of Sections 2-3, 4(a), 4(c), 6 and 7 herein will continue to be applicable to the Convertible Preferred Stock or any such other shares of stock and other securities (other than Common Stock) and property deliverable upon conversion of the shares of Convertible Preferred Stock remaining outstanding following the Transaction. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in

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this Section 7 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

      Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, the Surviving Person (as defined in Section 11) thereof, if other than the Corporation, shall assume, by written instrument mailed to each record holder of shares of Convertible Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation, the obligation to deliver to such holder such cash, property and securities to which, in accordance with the foregoing provisions, such holder is entitled. Nothing contained in this Section 7(c) shall limit the rights of holders of the Convertible Preferred Stock to convert the Convertible Preferred Stock or to require the Corporation to effect a redemption in connection with a Transaction.

            (d) Conversion Procedures. The holder of any shares of Convertible Preferred Stock may exercise its right to convert such shares into shares of Common Stock at any time by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Convertible Preferred Stock to be converted duly endorsed to the Corporation in blank accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 7. The Corporation will pay any and all documentary, stamp or similar issue or transfer tax and any other taxes that may be payable in respect of any issue or delivery of shares of Common Stock to the holder on conversion of the Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes are inapplicable), the Corporation shall deliver or cause to be delivered (i) certificates (which shall bear legends, if appropriate) registered in the name of such holder representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Convertible Preferred Stock so converted shall be entitled, (ii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted and (iii) payment of all amounts to which a holder is entitled pursuant to Section 7(e) hereof. Such conversion shall be deemed to have been made at the close of business on the date of receipt of such notice and of such surrender of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                  (e) Fractional Shares. In connection with the conversion of any shares of Convertible Preferred Stock pursuant to this Section 7 or Section 8, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest (after aggregating all such shares being converted) in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Convertible Preferred Stock are deemed to have been converted.

                  (f) Dividends; Distributions. In case at any time or from time to time the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least twenty (20) days' prior written notice to the registered holders of the Convertible Preferred Stock at the addresses of each as shown on the books of the Corporation of the date on which (i) the books of the corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date, if known, as of which the holders of the Common Stock and of the Convertible Preferred Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock or

Convertible Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance, or participate in such dissolution, liquidation or winding up, as the case may be.

      The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any pre-emptive rights, for issuance upon conversion of the Convertible Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Convertible Preferred Stock.

            Section 8. Mandatory Conversion. Whether or not the Corporation has given notice of a redemption pursuant to Section 4, each share of Convertible Preferred Stock shall, immediately upon the occurrence of a Mandatory Conversion Event, automatically convert into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Convertible Preferred Stock shall be entitled upon such automatic conversion shall be determined by dividing (x) the Stated Value by (y) the Conversion Price in effect at the close of business on the Business Day immediately preceding such date; provided, however, that in no event shall shares of Convertible Preferred Stock be converted into Common Stock to the extent, and at any time, the Conversion Limitation is applicable (it being understood for the purposes of this Section 8 that any securities beneficially owned by any Berkshire/Greenbriar Investor will be deemed to be beneficially owned by all Berkshire/Greenbriar Investors and that any Conversion Limitation applied under this Section 8 shall be applied as amongst the Berkshire/Greenbriar Investors pro rata, based on ownership of the Convertible Preferred Stock); provided, further, any shares of Convertible Preferred Stock which are not convertible at any time pursuant to this Section 8 due to the Conversion Limitation shall remain outstanding and entitled to all of the rights and privileges contained in this Certificate of Designations. Any holder's shares of Convertible Preferred Stock not convertible pursuant to this Section 8 due to the Conversion Limitation shall, immediately upon such time as the Conversion Limitation is no longer applicable to such holder, automatically convert into fully-paid and non-assessable shares of Common Stock in accordance with the formula provided for in the immediately preceding sentence of this Section 8. Any conversion pursuant to this Section 8 shall occur automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the occurrence of such automatic conversion of the Convertible Preferred Stock, the Corporation shall provide written notice to the holders of the Convertible Preferred Stock and the holders of the Convertible Preferred Stock shall, a reasonable time thereafter, surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Convertible Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Convertible Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. All certificates evidencing shares of Convertible Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the occurrence of the Mandatory Conversion Event, be deemed to have been retired and cancelled and the shares of Convertible Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates.

            Section 9. Reports as to Adjustments. Whenever the number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible (or the number of votes to which each share of Convertible Preferred Stock is entitled) is adjusted as provided in Section 7, the Corporation shall promptly mail to the holders of record of the outstanding shares of Convertible Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Convertible Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Convertible Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

            Section 10. Tax Matters. Except as otherwise agreed to in writing by the Corporation, holders of Convertible Preferred Stock shall provide the Corporation, in the time and the manner prescribed by applicable law, validly completed and executed Internal Revenue Service Forms W-9 or W-8BEN or other applicable W-8 (each an "IRS Form"). If the Corporation determines, in its sole discretion, that such IRS Form entitles the holder to either (x) a complete exemption from withholding taxes or (y) a reduction of withholding taxes, with respect to any payment to such holder pursuant to the Convertible Preferred Stock, the Corporation shall not withhold from such payment or shall withhold such reduced amount of withholding taxes from such payment, as the case may be. In all other cases, the Corporation shall be entitled to withhold from any payment to such holder of Convertible Preferred Stock with respect to such Convertible Preferred Stock the applicable amount of any United States federal, state, local or foreign withholding tax that the Corporation, in its sole discretion, believes it is required to withhold pursuant to applicable law. Notwithstanding the above or anything else in this Certificate of Designations, the Corporation shall, unless otherwise determined after the date hereof by an applicable taxing authority or court of competent jurisdiction, take the position for federal, state and local income tax purposes that any difference between issue price and redemption price of the Convertible Preferred Stock does not give rise to a distribution taxable to holders of such stock under Section 305 of the Code or the regulations thereunder, and shall file all tax returns (including information returns, if any) consistent with that position.

            Section 11. Definitions.

      For the purposes of the Certificate of Designations of Convertible Preferred Stock which embodies this resolution:

      "Adjusted Value" shall equal the Stated Value multiplied by the lesser of
(1) 1.00, and (2) the quotient obtained by dividing (a) the number of days elapsed between the Issuance Date and the date of Liquidation (in the case of Section 6) or redemption (in the case of Section 4), as applicable by (b) 1096.

      "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act.

      "Berkshire/Greenbriar Investors" means any of the parties defined as an "Investor" in the Stockholders Agreement, dated March 19, 2003, among Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership, Berkshire

Fund V Investment Corp., Berkshire Fund VI Investment Corp., Berkshire Investors LLC, Greenbriar Co-Investment Partners, L.P. and Greenbriar Equity Fund, L.P.

      "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

      "Capital Stock" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

      "Change of Control" shall have the meaning assigned to such term in the Senior Subordinated Note Indenture in effect as of the date hereof.

      "Closing Price" per share of Common Stock on any date shall be the closing sale price on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose or a price determined in good faith by the Board of Directors.

      "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

      "Conversion Price" shall be equal to the Initial Conversion Price, subject to adjustment as provided in Section 7(b).

      "Current Market Price" per share of Common Stock on any date shall be the average of the Closing Prices of a share of Common Stock for the five consecutive Trading Days selected by the Corporation commencing not less than 10 Trading Days nor more than 20 Trading Days before the date in question. If on any such Trading Day the Common Stock is not quoted by any organization referred to in the definition of Closing Price, the Current Market Price of the Common Stock on such day shall be determined in good faith by the Board of Directors.

      "Debt Instruments" shall mean (i) Hexcel's Second Amended and Restated Credit Agreement, dated as of September 15, 1998, as amended from time to time, or any replacement thereof and (ii) the Senior Subordinated Indenture.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

      "Fair Market Value" with respect to any property shall mean the value assigned in good faith to such property by the Board of Directors.

      "GAAP" means United States generally accepted accounting principles.

      "Indenture Change of Control" shall have the meaning assigned to the term "Change of Control" in the Senior Subordinated Note Indenture.

      "Initial Conversion Price" means $3.00 (as adjusted for any split, subdivision, combination, consolidation or reclassification of the Common Stock).

      "Issuance Date" means the original date of issuance of the Convertible Preferred Stock.

      "Junior Stock" means the Common Stock of the Corporation and each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation currently existing or established hereafter (other than the Series A Preferred Stock) unless such class of Capital Stock or series of Preferred Stock is issued and established after the date of this Certificate of Designations and expressly provides that such class or series will rank on parity with (together with the Series A Preferred Stock, the "Parity Stock") or senior to ("Senior Stock") the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution.

      "Junior Stock Distribution" means the declaration or payment or setting apart for payment of any dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) or other distribution declared or made upon Junior Stock, or the redemption, repurchase or other acquisition of any Junior Stock.

      "Liquidation Preference" has the meaning set forth in Section 6 above.

      "Mandatory Conversion Event" shall occur if the Closing Price per share of Common Stock over any sixty (60) consecutive Trading Days exceeds an amount per share equal to 300% of the Initial Conversion Price; provided that the 60th consecutive Trading Day is a date that is later than the three year anniversary of the Issuance Date.

      "Mandatory Redemption Obligation" means any redemption obligation of the Corporation pursuant to Sections 4(b) or 4(c) hereof.

      "Participating Redemption Amount" has the meaning set forth in the definition of Redemption Amount below.

      "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

      "Redemption Amount" means, with respect to each share of Convertible Preferred Stock held by a holder, the greater of (i) the Stated Value of such share of Convertible Preferred Stock and (ii) the amount that would be payable to such holder in respect of Common Stock issuable upon conversion of such share of Convertible Preferred Stock if all outstanding shares of Convertible Preferred Stock were converted into Common Stock immediately prior to a redemption in accordance with Section 4 hereof (the amount in this clause (ii) being referred to as the "Participating Redemption Amount").

      "Senior Subordinated Note Indenture" means the Indenture, dated January 21, 1999, between the Corporation and The Bank of New York, as trustee, relating to the issuance of the Corporation's 9-3/4% Senior Subordinated Notes due 2009.

      "Series A Certificate of Designations" means the Certificate of Designations governing the Series A Preferred Stock.

      "Series A Liquidation Preference" shall have the meaning assigned to "Liquidation Preference" in the Series A Certificate of Designations.

      "Series A Preferred Stock" means the Corporation's Series A Convertible Preferred Stock, without par value.

      "Stated Value" means, with respect to a share of Convertible Preferred Stock, $195.618 (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Convertible Preferred Stock).

      "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

      "Surviving Person" means the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Convertible Preferred Stock or Common Stock of the Corporation is exchanged, converted or reinstated into the securities of any other Person or cash or any other property; provided, however, if such Surviving Person is a direct or indirect Subsidiary of a Person, the parent entity shall be deemed to be a Surviving Person.

      "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is quoted, listed or admitted to trading is open for the transaction of business or, if the Common Stock is not quoted, listed or admitted to trading on any national securities exchange (or the Nasdaq Stock Market), any Business Day.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Convertible Preferred Stock to be duly executed this 19th day of March, 2003.

                                        HEXCEL CORPORATION


                                        By: /s/ Stephen C. Forsyth
                                            ------------------------------------
                                        Name:  Stephen C. Forsyth
                                        Title: Executive Vice President
                                               and Chief Financial Officer